                            STOCK OPTION AGREEMENT


     STOCK OPTION AGREEMENT, dated as of August 6, 1999 (this "Agreement"), between Data General Corporation, a Delaware corporation ("Dragon"), and EMC Corporation, a Massachusetts corporation ("Emerald").

     WHEREAS, Dragon, Emerald and Emerald Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Emerald ("Sub"), propose to enter into an Agreement and Plan of Merger, of even date herewith (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Sub will be merged with and into Dragon, with Dragon continuing as the surviving corporation; and

     WHEREAS, as a condition to the willingness of Emerald to enter into the Merger Agreement, Emerald has required that Dragon agree, and in order to induce Emerald to enter into the Merger Agreement Dragon has agreed, to grant Emerald an option to purchase certain shares of common stock, par value $.01 per share, of Dragon ("Dragon Common Stock"), in accordance with the terms of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                   ARTICLE I

                               THE STOCK OPTION


     SECTION 1.1  Grant of Stock Option.  Dragon hereby grants to Emerald an
                  ---------------------
irrevocable option (the "Stock Option") to purchase up to 10,177,850 shares (the "Option Shares") of Dragon Common Stock, including the associated rights (the "Dragon Rights") to purchase shares of Dragon capital stock pursuant to the Rights Agreement, Renewed and Restated as of October 19, 1996, between Dragon and The Bank of New York, as Rights Agent (the "Rights Agreement"), in the manner set forth below and at a price of $19.58 per Option Share, as adjusted in accordance with the provisions of Section 1.5 hereof (such price, as adjusted if applicable, the "Purchase Price"); provided, however, that in no event
                                   --------  -------
(including any adjustment under Section 1.5 hereof) shall the number of shares of Dragon Common Stock for which this Stock Option is exercisable exceed 19.9% of Dragon's issued and outstanding shares of Dragon Common Stock without giving effect to any Option

Shares subject to or issued pursuant to the Stock Option. All references in this Agreement to shares of Dragon Common Stock issued to Emerald hereunder shall be deemed to include the Dragon Rights associated therewith. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

     SECTION 1.2  Exercise of Stock Option.
                  ------------------------

          (a)  Subject to the satisfaction of the conditions set forth in
     Section 1.3 hereof, the Stock Option may be exercised by Emerald, in whole or in part, at any time or from time to time after the occurrence of an Exercise Event (as defined below) and prior to the Termination Date (as defined below).

          (b) An "Exercise Event" shall occur for purposes of this Agreement upon the occurrence of any event or circumstance which, pursuant to the terms of Section 8.3(c) of the Merger Agreement, would entitle Emerald to payment of the termination fee specified in Section 8.3(c) of the Merger Agreement.

          (c) The "Termination Date" shall occur for purposes of this Agreement upon the first to occur of any of the following:

               (i)    the Effective Time (as defined in the Merger Agreement);

               (ii) the date on which the Merger Agreement is terminated pursuant to Section 8.1 thereof, unless on or after such termination Emerald may have the right to receive the termination fee described in
          Section 8.3(c) of the Merger Agreement, including upon the occurrence of certain events; or

               (iii) the date which is one year after the date on which the Merger Agreement is terminated pursuant to Section 8.1 thereof, if on or after such termination Emerald may be entitled to receive the termination fee described in Section 8.3(c) of the Merger Agreement, including upon the occurrence of certain events;

     provided that, with respect to clause (iii) above, if the Stock Option cannot be exercised as of such date by reason of any applicable judgment, decree, law, regulation or order, or by reason of the waiting period under the HSR Act, then the Termination Date shall be extended until fifteen days after such impediment has been removed or such waiting period has expired.

          (d) Dragon shall notify Emerald in writing as promptly as practicable, and in any event within 24 hours, of the occurrence of any Exercise Event, it being understood that the giving of such notice by Dragon shall not be a condition to the right of Emerald to exercise the Stock Option or for an Exercise Event to have occurred.

          (e) In the event Emerald is entitled to and wishes to exercise the Stock Option, Emerald shall send a written notice (an "Exercise Notice") to Dragon specifying the total number of Option Shares Emerald wishes to purchase, the denominations of the certificate or certificates evidencing such Option Shares which Emerald wishes to receive, a date (a "Closing Date"), which shall be a business day which is at least five business days after delivery of such notice, and place for the closing of such purchase (a "Closing").

          (f) Upon receipt of an Exercise Notice, Dragon shall be obligated to deliver to Emerald the number of Option Shares specified therein, in accordance with the terms of this Agreement, on the later of (i) the Closing Date and (ii) the first business day on which the conditions specified in Section 1.3 hereof shall be satisfied.

          (g) If, at any time during the period commencing on an Exercise Event and ending on the Termination Date, Emerald sends to Dragon an Exercise Notice indicating Emerald's election to exercise its right (the "Cash-Out Right") pursuant to this Section 1.2(g), then Dragon shall pay to Emerald, on the Closing Date, in exchange for the cancellation of the Option with respect to such number of Option Shares subject thereto as Emerald specifies in the Exercise Notice, an amount in cash equal to such number of Option Shares multiplied by the difference between (i) the higher of (A) the average closing price, for the 10 trading days commencing on the 12th trading day immediately preceding the Closing Date, per share of Dragon Common Stock as reported on The New York Stock Exchange (or, if not listed on The New York Stock Exchange, as reported on any other national securities exchange or national securities quotation system on which Dragon Common Stock is listed or quoted, as reported in The Wall Street Journal
                                                      -----------------------
     (Northeast edition), or, if not reported thereby, any other authoritative source) and (B) the highest price per share of Dragon Common Stock paid pursuant to any Acquisition Proposal (as defined in the Merger Agreement) or proposed to be paid pursuant to any agreement relating to an Acquisition Proposal and (ii) the Purchase Price. Notwithstanding the termination of the Stock Option, Emerald will be entitled to exercise its rights under this Section 1.2(g) if it has exercised such rights in accordance with the terms hereof prior to the termination of the Stock Option.

          (h)  (i)    Notwithstanding any other provision of this Agreement or
          any provision of the Merger Agreement, in no event shall the sum of
          (x) the Total Option Profit (as hereinafter defined) and (y) the termination fee payable under Section 8.3(c) of the Merger Agreement (the "Termination Fee") exceed in the aggregate $61,363,000 and, if the total amount that otherwise would be received by Emerald would exceed such amount, Emerald, at its sole election, shall either (a) reduce the number of shares of Dragon Common Stock subject to the Option, (b) deliver to Dragon for cancellation shares of Dragon Common Stock previously purchased by Emerald, (c) pay cash to Dragon or (d) take any action representing any combination of the preceding clauses
          (a), (b) and (c), so that Emerald's actually realized Total Option Profit, when aggregated with such Termination Fee so paid to Emerald, shall not exceed $61,363,000 after taking into account the foregoing actions.

               (ii) Notwithstanding any other provision of this Agreement or any provision of the Merger Agreement, this Stock Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Option Profit (as hereinafter defined) which, together with any Termination Fee theretofore paid to Emerald, would exceed in the aggregate $61,363,000; provided, however, that nothing in this clause (ii) shall restrict any exercise of the Option permitted hereby on any subsequent date if exercise at such time would otherwise be permitted by this clause (ii).

               (iii) As used herein, the term "Total Option Profit" shall mean the aggregate amount (before taxes) of the following: (A) the amount received by Emerald pursuant to Section 1.2(g), (B)(x) the amount received by Emerald pursuant to the sale of Option Shares to any unaffiliated party (including pursuant to Section 3.2(e)), valuing any non-cash consideration at its fair market value, less (y) Emerald's purchase price for such Option Shares, and (C) any equivalent amount resulting from the adjustments contemplated under Section 1.5.

               (iv) As used herein, the term "Notional Total Option Profit" with respect to any number of shares of Dragon Common Stock as to which Emerald has delivered an Exercise Notice shall be the Total Option Profit determined as of the date of deliver of such Exercise Notice assuming that the Stock Option were exercised on such date for such number of shares of Dragon Common Stock and assuming that such shares, together with all other Option Shares held by Emerald and its affiliates as of such date, were sold for cash at the closing market price for the Dragon Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions or underwriting discounts).

     SECTION 1.3  Conditions to Delivery of Option Shares.  The obligation of
                  ---------------------------------------
Dragon to deliver Option Shares upon any exercise of the Stock Option is subject to the satisfaction of the following conditions:

               (a) All waiting periods, if any, under the HSR Act applicable to the issuance of Option Shares hereunder shall have expired or been terminated; and

               (b) There shall be no preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing or prohibiting such exercise of the Stock Option or the delivery of the Option Shares in respect of such exercise.

     SECTION 1.4  Closings.  At each Closing, simultaneously with the delivery
                  --------
by Emerald of the aggregate Purchase Price for Option Shares being acquired, Dragon will deliver to Emerald a certificate or certificates evidencing the number of Option Shares specified in Emerald's Exercise Notice, registered in the name of Emerald or its nominee, and, if the Stock Option should be exercised in part only, a new Stock Option evidencing the rights of Emerald thereof to purchase the balance of the shares (or other securities) purchasable hereunder. All payments made by Emerald to Dragon pursuant to this Section 1.4 shall be made, at the option of Emerald, (a) by wire transfer of immediately available funds, or (b) by delivery to Dragon of a certified or bank check or checks payable to or to the order of Dragon.

     SECTION 1.5  Adjustments Upon Share Issuances, Changes in Capitalization,
                  ------------------------------------------------------------
etc.
---

               (a) In the event of any change in Dragon Common Stock or in the number of outstanding shares of Dragon Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of Dragon (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number of shares or securities to be issued by Dragon upon exercise of the Stock Option, and the Purchase Price thereof, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction or change, so that Emerald shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that Emerald would have received in respect to Dragon Common Stock if the Stock Option had been exercised immediately prior to such transaction or change, or the record date therefor, as applicable.

               (b) In the event that Dragon shall enter into an agreement (i) to consolidate with or merge into any person, other than Emerald or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Emerald or one of its Subsidiaries, to merge into Dragon and Dragon shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Dragon Common Stock shall be changed into or exchanged for stock or other securities of Dragon or any other person or cash or any other property, or then outstanding shares of Dragon Common Stock shall after such merger represent less than 5% of the outstanding shares and share equivalents of the surviving corporation or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Emerald or one of its Subsidiaries, then, in each such case, proper provision shall be made in the agreements governing such transaction so that Emerald shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that Emerald would have received in respect of Dragon Common Stock if the Stock Option had been exercised immediately prior to such transaction, or the record date therefor, as applicable.

               (c) No adjustment made in accordance with this Section 1.5 shall constitute or be deemed a waiver of any breach of any of Dragon's representations, warranties, covenants, agreements or obligations contained in the Merger Agreement.

               (d) The provisions of this Agreement, including, without limitation, Sections 1.1, 1.2, 1.4 and 3.2 shall apply with appropriate adjustments to any securities for which the Stock Option becomes exercisable pursuant to this Section 1.5.

     SECTION 1.6  Restrictive Legend.  Each certificate representing Option
                  ------------------
Shares issued to Emerald hereunder shall include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.


                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF DRAGON



     SECTION 2.1  Representations and Warranties of Dragon.  Dragon represents
                  ----------------------------------------
and warrants to Emerald that (a) Dragon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, (b) the execution and delivery by Dragon of this Agreement and the consummation by Dragon of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Dragon, (c) this Agreement has been duly executed and delivered by Dragon and constitutes the valid and binding obligation of Dragon, enforceable against Dragon in accordance with its terms,
(d) Dragon has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the Termination Date shall have reserved, all the Option Shares issuable pursuant to this Agreement, and Dragon will take all necessary corporate action to authorize and reserve and permit it to issue all additional shares of Dragon Common Stock or other securities which may be issued pursuant to Section 1.5 hereof, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, shall be delivered free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Emerald's voting rights, charges and other encumbrances of any nature whatsoever (other than this Agreement) and shall not be subject to any preemptive rights, and (e) the execution and delivery of this Agreement by Dragon does not, and the consummation by Dragon of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation, as amended to date, or Bylaws, as amended to date, of Dragon, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Dragon or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Dragon or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such violations, breaches, defaults, terminations, cancellations, accelerations or conflicts which would not be reasonably likely to have a Material Adverse Effect (as defined in the Merger Agreement) on Dragon and its Subsidiaries, taken as a whole, or impair the ability of Dragon to consummate the transactions contemplated by this Agreement. The provisions of Section 203 of the General Corporation Law of the State of Delaware will not, prior to the termination of this Agreement, apply to this Agreement or the transactions contemplated hereby. Dragon has taken, and will in the future take, all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any other applicable state takeover law and from any applicable charter or contractual provision containing change of control or anti-takeover provisions. Dragon has taken all action so that the entering into of this Agreement, the acquisition of shares of Dragon Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Dragon Rights to be exercised, distributed or triggered.

                                  ARTICLE III

                              COVENANTS OF DRAGON


     SECTION 3.1  Listing; Other Action.
                  ---------------------

               (a) Dragon shall, at its expense, use reasonable best efforts to cause the Option Shares to be authorized for listing on the New York Stock Exchange (the "NYSE"), upon official notice of issuance, as promptly as practicable following an Exercise Event, and will provide prompt notice to the NYSE of the issuance of each Option Share, unless the delivery of the Option Shares is satisfied with shares of Dragon Common Stock held in treasury by Dragon then listed on the NYSE.

               (b) Dragon shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereunder, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities. Without limiting the generality of the foregoing, Dragon shall when required in order to effect the transactions contemplated hereunder make all filings and submissions under the HSR Act as promptly as practicable.

     SECTION 3.2  Registration.
                  ------------

               (a) As used in this Agreement, "Registrable Securities" means each of the Option Shares issued to Emerald hereunder and any other securities issued in exchange for, or issued as dividends or otherwise on or in respect of, any of such Option Shares.

               (b) At any time or from time to time within three years of the first Closing, Emerald may make a written request to Dragon for registration under and in accordance with the provisions of the Securities Act with respect to all or any part of the Registrable Securities (a "Demand Registration"). A Demand Registration may be, at the option of Emerald, a shelf registration or a registration involving an underwritten offering. As soon as reasonably practicable after Emerald's request for a Demand Registration, Dragon shall file one or more registration statements on any appropriate form with respect to all of the Registrable Securities requested to be so registered; provided that Dragon will not be required to file any such registration statement during any period of time (not to exceed 60 days after such request in the case of clause (i) below or 90 days in the case of clauses (ii) or (iii) below) when (i) Dragon is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of outside counsel to Dragon, such information would have to be disclosed if a registration statement were filed at that time, (ii) Dragon is required under the Securities Act to include audited financial statements for any period in such registration statement that are not yet available for inclusion therein, or (iii) Dragon determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Dragon or any of its affiliates. Dragon shall use its best efforts to have the Demand Registration declared effective as soon as reasonably practicable after such filing and to keep the Demand Registration continuously effective for a period of at least ninety days following the date on which the Demand Registration is declared effective, in the case of an underwritten offering, or at least six months following the date on which the Demand Registration is declared effective, in the case of a shelf registration; provided that, if for any reason the effectiveness of any Demand Registration is suspended, the required period of effectiveness shall be extended by the aggregate number of days of each such suspension; and provided, further, that the effectiveness of any Demand Registration may be terminated if and when all of the Registrable Securities covered thereby shall have been sold. Emerald shall be entitled to two Demand Registrations. If any Demand Registration involves an underwritten offering, (i) Emerald shall have the right to select the managing underwriter, which shall be reasonably acceptable to Dragon (it being agreed by Dragon that Lehman Brothers Inc. would be acceptable to Dragon) and (ii) Dragon shall enter into an underwriting agreement in customary form.

               (c) If at any time within three years of the first Closing, Dragon proposes to file a registration statement under the Securities Act with respect to any shares of any class of its equity securities to be sold for the account of Dragon (other than a registration statement on Form S-4 or Form S-8 or any successor form), and the registration form to be used may be used for the registration of Registrable Securities, then Dragon shall in each case give written notice of such proposed filing to Emerald at least twenty days before the anticipated filing date, and Emerald shall have the right to include in such registration such number of Registrable Securities a Emerald may request (such request to be made by written notice to Dragon within fifteen days following Emerald's receipt from Dragon of such notice of proposed filing). Dragon shall use its best efforts to cause the managing underwriter of any proposed underwritten offering to permit Emerald to include in such offering all Registrable Securities requested by Emerald to be included in the registration for such offering on the same terms and conditions as any similar securities of Dragon included therein. Notwithstanding the foregoing, if the managing underwriter of such offering advises Emerald that, in the reasonable opinion of such underwriter, the amount of Registrable Securities which Emerald requests to be included in such offering would materially and adversely affect the success of such offering, then the amount of Registrable Securities to be offered shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such underwriter; provided, however, that if the amount of Registrable Securities shall be so reduced, Dragon shall not be permitted to include in such registration any securities of Dragon other than securities to be issued by Dragon and Registrable Securities.

               (d) In the event that Registrable Securities are included in a "piggyback" registration statement pursuant to Section 3.2(c) hereof, Emerald agrees not to effect any public sale or distribution of the issue being registered or a similar security of Dragon, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act, during the ten business days prior to, and during the 90-day period beginning on, the effective date of such registration statement (except as part of such registration), if and to the extent timely notified in writing by Dragon, in the case of a non-underwritten public offering, or by the managing underwriter, in the case of an underwritten public offering. In the event that Emerald requests a Demand Registration or if Registrable Securities are included in a

          "piggyback" registration pursuant to Section 3.2(c) hereof, Dragon agrees not to effect any public sale or distribution of the issue being registered or a similar security of Dragon, or any securities convertible into or exchangeable or exercisable for such securities, during the period from such request until 90 days after the effective date of such registration statement (except as part of such registration or pursuant to a registration of securities on Form S-4 or Form S-8 or any successor form).

               (e) Notwithstanding anything to the contrary contained herein, in the event that Emerald requests a Demand Registration or a "piggyback" registration of Registrable Securities pursuant to Section 3.2(b) or 3.2(c) hereof, respectively, Dragon shall have the right to purchase all, but not less than all, of the Registrable Securities requested to be so registered, upon the terms and subject to the conditions set forth in this Section 3.2(e). If Dragon wishes to exercise such purchase right, then within two business days following receipt of a request for a Demand Registration or a "piggyback" registration, Dragon shall send a written notice (a "Repurchase Notice") to Emerald specifying that Dragon wishes to exercise such purchase right, a date for the closing of such purchase, which shall not be more than five business days after delivery of such Repurchase Notice, and a place for the closing of such purchase (a "Repurchase Closing"). Upon delivery of a Repurchase Notice, a binding agreement shall be deemed to exist between Emerald and Dragon providing for the purchase by Dragon of the Registrable Securities requested to be registered by Emerald, upon the terms and subject to the conditions set forth in this Section 3.2(e). The purchase price per share or other unit of Registrable Securities (the "Repurchase Price") shall equal the average per share or per unit closing price as quoted on the NYSE (or if not then quoted thereon, on such other exchange or quotation system on which the Registrable Securities are quoted) for the period of five trading days ending on the trading day immediately prior to the day on which Emerald requests a Demand Registration or a "piggyback" registration of the Registrable Securities which Dragon subsequently elects to purchase. Emerald's obligation to deliver any Registrable Securities at a Repurchasing Closing shall be subject to the condition that, at such Repurchase Closing, Dragon shall have delivered to Emerald a certificate signed on behalf of Dragon by Dragon's chief executive officer and chief financial officer, which certificate shall be satisfactory in form and substance to Emerald, to the effect that the purchase by Dragon of such Registrable Securities
          (i) is permitted under applicable Delaware corporate law and under the fraudulent conveyance provisions of the federal bankruptcy code and
          (ii) does not violate any material agreement to which Dragon or any of its subsidiaries is a party or by which any of their properties or assets is bound. At any Repurchase Closing, Dragon shall pay to Emerald the aggregate Repurchase Price for the Registrable Securities being purchased by wire transfer of immediately available funds or by delivering to Emerald a certified or bank check payable to or on the order of Emerald in an amount equal to such aggregate Repurchase Price, and Emerald will surrender to Dragon a certificate or certificates evidencing such Registrable Securities. No purchase of Registrable Securities by Dragon pursuant to this Section 3.2(e) shall reduce or otherwise modify Dragon's registration obligations under this Section 3.2 (including, without limitation, the number of Demand Registrations which Dragon is obligated to effect) with respect to any Registrable Securities held by Emerald following such purchase.

               (f) The registrations effected under this Section 3.2 shall be effected at Dragon's expense except for underwriting commissions allocable to the Registrable Securities. Dragon shall indemnify and hold harmless Emerald, its affiliates and controlling persons and their respective officers, directors, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgment and fees and disbursements of counsel and accountants) arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement (and related prospectus) filed pursuant to this Section 3.2; provided, however, that Dragon
                                              --------  -------
          shall not be liable in any such case to Emerald or any affiliate or controlling person of Emerald or any of their respective officers, directors, agents or representatives to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or omission or alleged omission made in such registration statement or prospectus in reliance upon, and in conformity with, written information furnished to Dragon specifically for use in the preparation thereof by Emerald such affiliate, controlling person, officer, director, agent or representative, as the case may be.

                                  ARTICLE IV

                             COVENANTS OF EMERALD


     SECTION 4.1  Distribution.  Emerald shall acquire the Option Shares for
                  ------------
investment purposes only and not with a view to any distribution thereof in violation of the Securities Act, and shall not sell any Option Shares purchased pursuant to this Agreement except in compliance with the Securities Act.


                                   ARTICLE V

                                 MISCELLANEOUS


     SECTION 5.1  Expenses.  Except as otherwise provided herein or in the
                  --------
Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     SECTION 5.2  Further Assurances.  Dragon and Emerald will execute and
                  ------------------
deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     SECTION 5.3  Specific Performance.  The parties hereto agree that
                  --------------------
irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 5.4  Entire Agreement.  This Agreement and the Merger Agreement
                  ----------------
(together with the documents referred to therein) constitute the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     SECTION 5.5  Assignment.  This Agreement shall not be assigned by either
                  ----------
party without the prior written consent of the other party.

     SECTION 5.6  Parties in Interest.  This Agreement shall be binding upon and
                  -------------------
inure solely to the benefit of each party hereto and its successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 5.7  Amendment; Waiver.  This Agreement may not be amended except
                  -----------------
by an instrument in writing signed by the parties hereto. Either party hereto may with respect to the other party (i) extend the time for the performance of any obligation or other act, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto or
(iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 5.8  Severability.  If any term or other provision of this
                  ------------
Agreement is held by a court or other competent authority to be invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 5.9  Notices.  All notices and other communications hereunder shall
                  -------
be in writing and shall be deemed given as of the date delivered, sent or transmitted if delivered, sent or transmitted in accordance with the Merger Agreement.

     SECTION 5.10 Governing Law.  This Agreement shall be governed by and
                  -------------
construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

     SECTION 5.11 Headings.  The headings contained in this Agreement are for
                  --------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 5.12 Counterparts.  This Agreement may be executed in one or more
                  ------------
counterparts, and by the different parties hereto in separate counterparts, each of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Emerald and Dragon have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                      EMC CORPORATION



                                      By:/s/ Michael C. Ruettgers
                                         ___________________________
                                         Name: Michael C. Ruettgers
                                         Title:President & CEO



                                      DATA GENERAL
                                      CORPORATION



                                      By:/s/ Ronald S. Skates
                                         ___________________________
                                         Name: Ronald S. Skates
                                         Title:President & CEO